CUSIP: 48245AAD3
Filed pursuant to Rule 433
Registration No. 333-121363
(Relating to Prospectus Supplement dated January 5, 2006
and Prospectus dated January 3, 2006)
KFW US MTN
FINAL TERM SHEET
Dated March 13, 2006

Issuer: KfW	Title of Securities: US$40,000,000 CPI Linked Notes
Due March 22, 2007
Aggregate Principal Amount: US$40,000,000	Maturity Date: March 22, 2007
Original Issue Date: March 22, 2006	Initial Interest Rate:
Interest Commencement Date: March 22, 2006	First Interest Payment Date: April 22, 2006
Final Redemption Price: 100%

Indexed Notes:
     Details: 1-Year U.S. Inflation Linked Notes as described below
Type of Floating Rate Note:
     ☑  Regular Floating Rate
Interest Rate Basis/Bases:
     ☑  Other: U.S. Inflation Rate
March 22, 2006 to but excluding the Maturity Date:
[CPIi / CPIi-12] —1, per annum
“CPI” is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, reported monthly by the Bureau of Labor Statistics (“BLS”) of the US Department of Labor (unrevised) (Series Id: CUUR0000SA0) (Base Period: 1982-1984 = 100), and as published on Bloomberg page CPURNSA or any successor service.
CPIi for each Interest Reset Date is the CPI for the second calendar month prior to such Interest Reset Date as published and reported in the first calendar month prior to such Interest Reset Date.
CPIi-12 for each Interest Reset Date is the CPI for the fourteenth calendar month prior to such Interest Reset Date as published and reported in the thirteenth calendar month prior to such Interest Reset Date.
For the avoidance of doubt, the Coupon paid on the 22nd April 2006 is determined by

[January 2006 CPI / January 2005 CPI]-1
If CPI is not reported on Bloomberg CPURNSA for a particular month by 3:00 PM on an Interest Reset Date, but has otherwise been published by the BLS, the Calculation Agent will determine CPI as published by the BLS for such month using such other source as it deems appropriate, acting in good faith and in accordance with standard market practice.
In calculating CPIi and CPIi-12, the Calculation Agent will use the most recently available value of the CPI determined as described above on the applicable Interest Reset Date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of CPIi and CPIi-12 used by the Calculation Agent on any Interest Reset Date to determine the Coupon on the Notes (an “Initial CPI”) is subsequently revised by the BLS, the Calculation Agent will continue to use the Initial CPI, and the Coupon determined will not be revised.
If the CPI is rebased to a different year or period, the base reference period for the Notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.
If, while the Notes are outstanding, the CPI is discontinued or substantially altered, as determined in the sole discretion of the Calculation Agent, the applicable substitute index for the Notes will be that chosen by the Secretary of the Treasury for the Department of Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, will be determined by the Calculation Agent acting in good faith and in accordance with general market practice at the time.
All final interest rate calculations will be rounded to three decimal places. For example, 4.0475% would be rounded to 4.048%.

Spread: +1.46%	Maximum Interest Rate: N/A
Spread Multiplier: N/A	Minimum Interest Rate: 0%
Index Maturity: N/A
Interest Reset Period:

☐ daily	☐ weekly	☑ monthly
☐ quarterly	☐ semi-annually	☐ annually
Interest Reset Date(s): as provided in §3(B) of the Conditions (unless otherwise specified) Monthly on the twenty second calendar day (beginning March 22, 2006)
Interest Determination Date(s): as provided in §3(C) of the Conditions (unless otherwise specified) On the respective Interest Reset Date as set forth above, subject to the Preceding Business Day Convention.
Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions (unless otherwise specified)
     Calculation Agent:
     ☑ Other: HSBC France
Interest Payment Date(s): unless otherwise specified, the twenty second of the following
     (subject to §3(E) in the Conditions)
     ☑ Each of the 12 calendar months in each year
Redemption:  ☐  Yes                    ☑  No

Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions):
Minimum Redemption Notice Period:
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed):
Repayment:  ☐  Yes                    ☑  No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: US$100,000
Exchange Rate Agent:
Original Issue Discount Note (“OID”):  ☐  Yes                    ☑  No

Day Count Fraction:	☐ Act/360 (as provided in §3(F)(3)(a) of the Conditions)
☐ Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions)
☑ Other:
§3 (B) (3) of the Conditions shall be replaced as follows:
With respect to each Note, accrued interest is calculated by multiplying the principal amount of the Note by the interest rate applicable to such day and the Day Count Fraction. For this purpose, “Day Count Fraction” means, in respect of any period of time from and including the first day of such period but excluding the last (the “Calculation Period”) the number of days in the Calculation Period divided by 360, the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (A) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (B) the last day of the Calculation Period is the last day of the month of February in which case the month of February shall not be considered to be lengthened to a 30-day month
Business Day Convention (for Interest Payment Dates other than the Maturity Date):
As provided in §3(E) of the Conditions (unless otherwise specified:                     ):
☑  Following Business Day Convention, NO adjustment of Interest
☐  Modified Following Business Day Convention, adjustment of Interest (if LIBOR Interest Rate Basis)
Other Terms of Notes:
(1) Business Day
The section “Business Day” in § 5 of the Conditions of the Notes shall be amended as follows:
With respect to the Notes, “Business Day” means a New York Business Day and
(i) a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (“TARGET”) System, or any successor system, is open and
(ii) commercial banks and foreign exchange markets in London are open for general business and settle payments.

(2) Risk Factors
     The Notes involve risks not associated with an investment in ordinary floating rate notes. Investors should carefully consider whether the Notes are suited to their particular circumstances before making a decision to purchase the Notes. Investors are encouraged to read the pricing supplement that will be filed with the SEC, and the prospectus supplement and prospectus that have been filed with the SEC, and which contain a more detailed description of the risks associated with the Notes. Some of the risks associated with the Notes are
1. In periods of little or no inflation, the interest rate will be equal to the spread and may be as little as zero.
2. The interest rate may be below the rate otherwise payable on debt securities issued by us with similar maturities.
3. The interest rate is based upon the CPI. The CPI itself and the way it is calculated may change in the future.
4. The historical levels of the CPI are not an indication of the future levels of the CPI.
Price to Public: 100%, plus accrued interest, if any, from March 22, 2006
Dealers: Bear, Stearns & Co. Inc.
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-866-803-9204.
Prospectus Supplement and Prospectus